UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2012

UniTek Global Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-34867 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West, Blue Bell, PA (Address of Principal Executive Offices)	19422 (Zip Code)

Registrant’s telephone number, including area code:  (267) 464-1700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2012, C. Scott Hisey resigned his position as a member of the Board of Directors (the “Board”) of UniTek Global Services, Inc. (the “Company”) to pursue other interests. Such resignation is to be effective immediately.

In connection with Mr. Hisey’s resignation, the Company and Mr. Hisey entered into an Amendment and Agreement (the “Amendment and Agreement”) agreeing to certain matters and modifying certain terms of the Separation of Employment Agreement and General Release, dated as of January 10, 2012 (the “Separation Agreement”) and the Consulting Services Agreement, dated as of January 18, 2012 (the “Consulting Agreement”), both between Mr. Hisey and the Company.  Material terms of the Amendment and Agreement include:  (1) Mr. Hisey will be paid no compensation for service on the Board for any period after the date of his resignation, all compensation earned through that date shall be paid promptly following such date, and any unvested equity awards issued prior to such date shall vest on such date; (2) the Consulting Agreement shall not be renewed as of the end of its initial term on January 18, 2013, and Mr. Hisey will receive compensation under the Consulting Agreement, in accordance with its terms, through such date and (3) certain activities by Mr. Hisey shall not be deemed to violate the non-competition provisions of the Separation Agreement.

A copy of the Amendment and Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference, and the foregoing description is qualified in all respects by reference thereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Amendment and Agreement, dated as of November 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEK GLOBAL SERVICES, INC.

Date: December 5, 2012	By:	/s/ Ronald J. Lejman
Ronald J. Lejman
Chief Financial Officer and Treasurer

EXHIBIT LIST

99.1	Amendment and Agreement, dated as of November 30, 2012.